UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                             LIGHTNING GAMING, INC.
 ______________________________________________________________________________
                                (Name of Issuer)

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
 ______________________________________________________________________________
                         (Title of Class of Securities)

                                TO BE APPLIED FOR
 ______________________________________________________________________________
                                 (CUSIP Number)

                                JANUARY 29, 2008
 ______________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

 ------------------------------------------------------------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
 ______________________________________________________________________________

    1.       Names of Reporting Persons
             Stewart Greenbaum, LLC
             __________________________________________________________________

    2. Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)      [  ]

             (b)      [  ]

    3.       SEC Use Only
             __________________________________________________________________

    4.       Citizenship or Place of Organization
             United States
             __________________________________________________________________


                    5.       Sole Voting Power
                             0
                             __________________________________________________

Number of           6.       Shared Voting Power
Shares                       388,802
Beneficially                 __________________________________________________
Owned by
Each                7.       Sole Dispositive Power
Reporting
Person With                  __________________________________________________

                    6.       Shared Dispositive Power
                             388,802
                             __________________________________________________

     9.      Aggregate Amount Beneficially Owned by Each Reporting Person

             388,8025
             _____________________________________________________________

    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

             __________________________________________________________________

    11.      Percent of Class Represented by Amount in Row (9) 7.72%
             __________________________________________________________________

    12.      Type of Reporting Person (See Instructions CO
             __________________________________________________________________

ITEM 1.

         (a)      Name of Issuer
                  Lightning Gaming, Inc., a Nevada corporation (the "Company")
                  _____________________________________________________________

         (b)      Address of Issuer's Principal Executive Offices
                  106 Chelsea Parkway,  Boothwyn, PA 19061
                  _____________________________________________________________


ITEM 2.

         (a)      Name of Person Filing
                  Stewart Greenbaum, LLC
                  _____________________________________________________________

         (b) Address of Principal Business Office or, if none, Residence Greenbaum and Associates 1829 Reistertown Road
                  Baltimore, ND 21208
                  _____________________________________________________________

         (c)      Citizenship
                  United States
                  _____________________________________________________________

         (d)      Title of Class of Securities Common Stock, $0.001 par value per share
                  _____________________________________________________________

          (e)     CUSIP Number To be applied for
                  _____________________________________________________________

ITEM 3.           If this statement is filed pursuant to ss.ss.240.13d-1(b) or
                   240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                          U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) [ ] An investment adviser in accordance with
                          ss.240.13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                   accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with ss.240.13d- 1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


ITEM 4.           OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page and incorporated herein by reference


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]


ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                 Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


ITEM 10. CERTIFICATION

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES



After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information with respect to it set forth in this statement is true, complete and correct.



Dated: April 2, 2008


 /s/ Stewart Greenbaum
-------------------------
     Stewart Greenbaum
     President